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                                                                      Exhibit 21

                                 SUBSIDIARIES
                                      of
                           SFBC INTERNATIONAL, INC.


 .    South Florida Kinetics, Inc., a Florida corporation

 .    SFBC Charlotte, Inc., a Florida corporation

 .    SFBC Ft. Myers, Inc., a Florida corporation